Pacific Income Advisers, Inc.
CODE OF ETHICS 2007

I.	POLICY

Pacific Income Advisers, Inc. (“PIA”) is committed to the highest professional and ethical standards in connection with the management of its clients’ assets. Accordingly, PIA hereby establishes, maintains and will enforce this PIA’s Code of Ethics (the “Code”). All PIA employees are subject to the PIA Code and are obligated to act in the highest manner consistent with PIA’sfiduciary obligations to its clients.

This Code has been adopted by PIA pursuant to Rule 204A-1 of the Investment Advisers Act 1940 (“Advisers Act”) and Rule-1 under the Investment Company Act (“Company Act”).  Employees should recognize that technical compliance is not a guarantee or safe harbor from scrutiny r sanction.

In addition to the requirement of this Code, all employees of PIA are subject to PIA’s policies and procedures regarding Insider Trading and any violation of the Insider Trading policy that adversely affect a client shall be deemed to be a violation of this Code.

Any questions about this Code should be brought to the attention of Thad M. Brown, Chief Operating and Compliance Officer (COO/CCO) of PIA, who has been designated to administer the provisions of theCode for PIA.

II.	PURPOSE

PIA has adopted this Code:

1.	to establish standards of conduct expected of its employees and,
2.	to address conflicts that arise frompersonal trading.

Employees must exercise care to ensure not only that the prohibitions of this Code are not violated, but to eliminate the possibility that the time and attention devoted to your personal investments are not at the expense of the time and attention that must be devoted to your duties at PIA.

III.	REPORTING

Reporting is required for:

1.	all “reportable securities” and the associated investment (brokerage) accounts for which an employee has a direct or indirect beneficial ownership,
2.	of the employee, their spouse, dependent children and relatives living with and supported by the employee.

a.	“Reportable Securities” include all securities except:

3.	direct obligations of the USGovernment – treasuries
4.	money market instruments – (CD’s, repos, bank acceptances and commercial paper)
5.	money market funds
6.	open end mutual funds not managed by PIA, and
7.	unit investment trusts.

No reporting isrequired for:

1.	transactions effected pursuant to an automatic investment plan (such as a dividend reinvestment plan) or,
2.	investments over which the employee has no direct or indirect influence or control (such as a blind trust).

IV.	REPORTS

PIA requires the following reports:
1.	Code of Ethics acknowledgement – initial and annual
2.	Holdings statement of ReportableSecurities – initial, new and annual
3.	Transaction and Attestation Reports – quarterly, and
4.	Pre-clearance requests.

The following apply to all reporting requirements of theCode:

1.	All reports must be submitted through our automated Personal Trading System with Financial Tracking (www.financial-tracking.com).
2.
PIA Compliance will periodically issue an “Approved Brokerage” listing.  All PIA employees must use one or more of these approved brokers in order to comply with the various reportingrequirements of the Code.

3.	In the event any due date falls on a weekend or holiday, the report is due by close of business on the precedingFriday or business day.
4.	The PIA Code of Ethics and other compliance policies and procedures are available on the PIA Intranet –http://www.pacificincome.net/.
5.	All reports will be reviewed to ensure compliancewith the Code and retained by the Compliance department for a periodof five (5) years.
6.
It is the employee’s responsibility to correctly and timely file all required reports and comply with PIA’s Code.  Compliance may issue emails to remind employees of impending due dates, etc., but this effort, errors in this effort, or the lack of this effort, in no way relieves employees of their responsibility to comply with the stipulations of theCode.

Code of Ethics Acknowledgement

All PIA employees,

1.	within 10 calendar days ofcommencement of employment and,
2.	annually, by January 31stof each year thereafter,

are required to certify, via the Financial Tracking system,  that they have read, understood and agree to abide by the PIA Code of Ethics.

Holdings Statement

All PIA employees,
1.	within 10 calendar days ofcommencement of employment,
2.	within 10 calendar days of adding or becoming aware of a new account with reportable securities; and
3.	annually, by January 31stof each year thereafter,

are required to detail their holdings of reportable securities into the Financial Tracking system.

1.	This report must be current as of a date not more than 45 days prior to the above reporting dates and,
2.	must include all the information detailed in the Financial Tracking system

Quarterly Transaction and Attestation Reports

All PIA employees,

1.	within 30 days after theend of eachcalendar quarter

are required to:

2.	report all transactions and holdings of reportable securities,
a.	this requirements is met by subscribing all of your investment accounts into the Financial Tracking system
3.	or, attest that no transactions in reportable securities have occurred during the quarter, and
4.	attest that no new investment accounts have been added since the last quarterly, annual or new account holding reportwas filed.

Pre-clearance requests

All PIA employees,

1.	prior to entering an order to buy or sell any Reportable Security, except those excluded in paragraph 4 below,

are required to:

2.	submit a pre-clearance request into the FinancialTracking system

a.	the employee will have 3 business days after pre-clearance approval to execute the transaction,
b.	if employee cannot execute the trade within 3 business days, another pre-clearance request will need to be submitted
c.	the CCO may deny or rescind any pre-clearance approval he deems appropriate

3.	Pre-clearance is required for transactions in the following securities:

a.	The sale of stock currently held,
b.	The purchase or sale of Anworth stock, and
c.	The sale of Corporate Bonds and Mortgage-backed Securities currently held.

a.	Pre-clearance is notrequired for the following securitytransactions:

a.       Securities already excluded from “Reportable Securities”:
i.	i.e. treasuries, cd’s, money market fund, non PIA mutual funds and UIT’s
b. ETF’s
c. Closed End Funds
d. Commodities and Futures
e. Restricted Stock Grants and Stock Options Grants in Anworth Mortgage Asset Corp. (“Anworth”) Stock.

V.	PROHIBITED TRANSACTIONS

The following transactions areprohibited:

1.	Purchases of Stocks and Stock Options
a.	Employees may sell, with pre-clearance, existing holdings of Stocks and Stock Options.
b.	Employees may purchase or sell Anworth Mortgage Asset Corp. (“Anworth”) Stock.
c.	Employees may retain existing holdings of these securities acquired prior to employment with PIA.
d.	Finally, employees may acquire these securities through mutual funds and ETF’s vehicles.

2.	Purchases of Corporate Bonds and Mortgage-backed Securities.
a.	Employees may sell, with pre-clearance, existing holdings of Corporate Bonds and Mortgage-backed Securities.
b.	Employees may retain existing holdings of these securities acquired prior to employment with PIA.
c.	Finally, employees may acquire these securities through mutual funds and ETF’s vehicles.

3.	Short-term transactions in Reportable Securities (all securities except treasuries, cd’s, money market funds, non PIA mutual funds and UIT’s).
a.	“Short-term” is defined as a buy with subsequent sale or a sale with subsequent purchase of any reportable security within 30 calendar days.
i.	Short-term transactions are allowable for options, futures and ETF’s and mutual funds that specifically donot prohibit short-term trades.

4.	Short-term transactions in the following:
a. PIA Mutual Funds
b. Mutual Funds and ETF’s whichspecifically prohibit short-term transactions

5.	Mutual Fund Late Trading

VI.	MEALS, GIFTS ANDENTERTAINMENT

 Our business dealings with outside parties, including for example, vendors and consultants, must be conducted using consistent and unbiased standards.  Any meals, gifts and entertainment received or provided must be appropriate and must not compromise our reputation or our corporate values.  You may not accept or solicit any gifts, entertainment or gratuities that could influence, or be perceived to influence, your business judgment.  In addition, you may not provide gifts, entertainment or gratuities intended to influence, or that could be perceived as being provided with the intention of influencing, the business judgment of others.

VII.	REPORTING VIOLATIONS

All employees are required to:

1.	Promptly report any conduct you believe to bea violation of this Code.
2.	Promptly report any conduct you suspect to be a violation of this Code committed by another employee.
.
2)	All reports will be subject to aninvestigation.
3)	Failure to report a suspected violation, or
4)	any form of retaliation against an employee who lodges a good faith report of a violation or suspected violation or cooperates in an investigation or,
5)	any form of retaliation against a member of the Compliance department in the fulfillment of their compliance duties, or
6)	any reports that are determined to be dishonest or malicious,
i.	may in itself be considered a violation of this Code and the offending party may be subject to disciplinary action, up to and including termination of employment.

3.
Any person wishing to report a violation or suspected violation may also do so by calling PIA’s “Whistleblower Hotline,” at 866-885-6905 (toll free).  The hotline is administered live by an outside third party who will handle the call anonymously.

VIII.	SANCTIONS

Violation of this Code may result in the imposition of sanctions as imposed by the CIO and determined in his sole discretion and may include, but are not limited to one or more of the following:

1.	terminating or suspending youremployment,
2.	terminating or suspending your trading privileges,
3.	issuing a letter of censure or reprimand,
4.	requiring you to pay a fine,
5.	requiring you to compensate the affected Fund for an amount equal to the advantage you gained by reason of the violation, and
6.	requiring you to reverse the trade(s) and forfeit any profit or absorb any loss from the trade.

IX.	EXCEPTIONS

PIA’s CIO specifically reserves the right to issue case by case exceptions to the Code in those situations those situations that hedetermines are in the best interests of PIA and its clients and where such decision is not adverse to the interest of PIA Clients.  All exceptions will be retainedby Compliance in writing andwill detail the justification for the decision.

X.	CFA INSTITUTE CODE OF ETHICS

PIA as well as each employee of PIA who holds a CFA designation and candidates for the CFA designation acknowledge their responsibilities under the CFA Institute Code of Ethics by signing the PIA Code.

XI.	REVIEW BY THE PIA FUNDS’BOARD OF DIRECTORS

PIA must obtain approval from the PIA Funds’ Board of Directors, including a majority of Disinterested Directors, for the Code and any material changes to the Code.  The CCO must certify to the PIA Funds’ Board of Directors before they approve the Code or any amendment to the Code that PIA has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.  PIA must obtain the PIA Funds’ Board of Directors approval for a material change to the Code no later than six months after adoption of the material change.

No less frequently than annually, the CCO or his designee must furnish to the PIA Funds’ Board of Directors a written report that:
1.
Describes any issues arising under the Code since the last report to the PIA Funds’ Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that PIA has adopted procedures reasonably necessary to prevent Supervised Persons from violating theCode.

XII.	ACKNOWLEDGEMENT

All employees will agree to the following acknowledgment, which is part of the Financial Tracking system:

“I hereby certify that I have received, read and understand the Code of Ethics and the Insider Trading Policy and that I understand their provisions apply to me. I hereby certify that I have asked any and all questions necessary to understand the Code of Ethics and the Insider Trading Policy and I have received satisfactory answers to my questions. Furthermore, I agree that I will comply with the Code of Ethics and Insider Trading Policy and will disclose or report all applicable accounts, holdings and transactions required thereunder. I agree that I have complied with the Code of Ethics and Insider Trading Policy during such time as I have been associated with Pacific Income Advisers. I also understand that any violation of these legal requirements, policies and procedures may subject me to dismissal and civil or criminal penalties. If I become aware of any violation(s) or potential violation(s) of any of the provisions of this Code of Ethics, I will report such violation(s) or potential violation(s) promptly to the Chief Compliance Officer of Pacific Income Advisers.”

FREQUENTLY ASKED QUESTIONS

This section of the Code has been developed to address the most common questions about PIA’s personal trading. It should be understood however, that the body of the Code is controlling and if a conflict of interpretation exists, the Code will control. Additionally, these answers are not exhaustive and the Code may contain additional details.

1)	What investment accounts do I need to file reports on?
a.	Your and your immediate family accounts that you control, and have a beneficial ownership in, and that include reportable securities.
2)	What are reportable securities?
a. Essentially all investment vehicles except: treasuries, CD’s, money market funds, unit investment trusts andmutual funds not managed by PIA.
3)	Do I need to report on my PIA 401(k) plan?
a.	No. Although you have control anda beneficial ownership, PIA’s 401(k) plan is limited to mutual fund investments, which are one of the five exceptions to “reportable securities”.
4)	Do I need to report on brokerage account that only has mutual funds?
a.
Technically no. If in the future however, you have a transaction in any reportable security, you will need to report the account within ten days of the transaction.  Since this is easy to forget, it may be better to just add the account to avoid any problems of notreporting timely.

5)	What investments are prohibited?
a.
You cannot purchase Stocks, Stock Options, Corporate Bonds or Mortgage-backed Securities as this eliminates any real or perceived conflict of interest with our clients.  You may however, purchase mutual funds and ETFswhich invest in these securities.

b.	With certain exceptions, you cannot participate in short-term trading, which are long and short trades that close outwithin 30 calendar days.
c.	Finally you can never participate inMutual fund Late Trading.
6)	Do I need pre-clearance to trade?
a.
Pre-clearance is required for all Reportable Securities except ETF’s, Closed End Mutual Funds and Commodities and Futures.  Since Reportable Securities already excludes treasuries, CD’s, money market funds, unit investment trusts and mutual funds not managed by PIA, these do not need pre-clearance.

7)	How do I treat PIA Mutual Fund investments?
a.	PIA Mutual Funds are both Reportable Securities and need Pre-clearance to buy or sell.
8)	How are Anworth Employee Stock Options and Restricted Stock handled?
a.	Although you do not need Pre-clearance at the time of stock grants, the exercise or sale of any stock or stock option is a Reportable Security and will require Pre-clearance.
9)	What is the Financial Tracking system?
a.
Financial Tracking is a third party service provider that has developed a personal trading compliance-reporting platform. This platform is accessed on the Internet and provides for an automatic download of employee brokerage accounts statements and confirms from approved brokerage firms. Additionally, the rules specified in the PIA Code are programmed into Financial Tracking. Thus for example, once a request for pre-clearance is submitted to Financial Tracking, the platform will review the request subject to the rules of PIA’s Code and an approval or denial will be sent by email after compliance review. Subsequently, Financial Tracking will match the broker confirm with the pre-clearance and provide a compliance report to PIA to confirm adherence to the Code.

10)                  What reports are required?
a.            There are four (4) basic reports that are required: (1) you need to acknowledge the Code of Ethics upon hire and every year thereafter, (2) you need to enter you investment accounts, again, upon hire, every year thereafter and when you add or become aware of new accounts, (3) every quarter you need to let us know of any reportable investment transaction or attest that no transactions took place and attest that there are not new accounts that were not otherwise reported, and (4) you need to request pre-clearance for certain investment transactions.
b.            Becoming aware of an account may occur when, for example, you marry and learn that your spouse has a reportable account. In that situation, you have 10 calendar days to report from the date you became aware vs. the date the account was started.

11)                  What if the 10th or 30th day or the 31st of January falls on a weekend or a holiday?
a.       This rule is a little different from normal business practice. Under the Code, reports whose due date falls on a weekend are due the Friday before and reports whose due date falls on a holiday are due on the business day before the holiday.
12)  How are violations handled?
a. PIA is serious about maintaining the highest standards in fulfilling our fiduciary obligations to our clients and will investigate and address all violations or suspicions of a violation. Depending on the nature and recidivism, sanctions may include censure, fines, disgorgement of profits and even termination and are totally at the discretion of the CIO.
 13) Are there other violations that are not stated in the Code?
a. PIA expects adherence to both the letter and spirit of the Code and employees should recognize that technical compliance is not a safe harbor. The interests of PIA Clients must be a priority and PIA would consider, for example, excessive time spent on personal investments, a violation of the Code because it is contrary to the spirit of professional and ethical standards of acting in the highest manner consistent with our fiduciary obligations to our clients.